Exhibit 1.2

Gardiner Healthcare Acquisitions Corp.
3107 Warrington Road
Shaker Heights, OH 44120

December 21, 2021

Gardiner Healthcare Acquisitions Corp.

3107 Warrington Road
Shaker Heights, OH 44120
Attn: Marc F. Pelletier, Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby Gardiner Healthcare Acquisitions Corp., a Delaware corporation (“Company”), has requested Chardan Capital Markets, LLC (the “Advisor”) to assist it in connection with the Company engaging in a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-260422), as amended, filed with the U.S. Securities and Exchange Commission (“Registration Statement”) in connection with the Company’s initial public offering (“IPO”).

1.	Services and Fees. (a)(a) The Advisor will, from time to time, as agreed with the Company and in consultation with the Company:

(i)	Assist the Company in arranging meetings with its stockholders to discuss one or more potential Business Combinations, including making calls to stockholders and providing business updates and marketing feedback, in all cases to the extent legally permissible;

(ii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iii)	Provide financial advisory services to assist the Company in its efforts to obtain any stockholder approval for one or more Business Combinations, until such time as the Company has completed an initial Business Combination; and

(iv)	Assist the Company with any press releases and/or filings related to any Business Combination or related Targets (the activities described in the foregoing clauses (i)-(iv), the “Services”).

Notwithstanding anything to the contrary contained herein, the Services will not include (x) any solicitation of potential investors in connection with the IPO or, except as provided above, any Business Combination, (y) any solicitation of proxies in connection with the Business Combination, or (z) provision of any additional advisory or placement-related services. In the event that the Company requests that the Advisor provide any additional placement agent and/or M&A-related advisory services, such engagement will be set forth in one or more separate agreements between the Company and the Advisor.

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(b)           As compensation for the Services, the Company will pay the Advisor a cash fee equal to, in the aggregate, 3.5% of the gross proceeds received by the Company from the sale of its equity securities pursuant to the Registration Statement in connection with the IPO, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option described therein (the “Fee”). The Fee is due and payable to the Advisor by wire transfer at the closing of the initial Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason during the 12-month period (or up to 18 months, if extended as described in the Registration Statement) (as such period may be otherwise extended pursuant to the Company’s amended and restated certificate of incorporation) from the closing of the IPO, no Fee shall be due or payable to the Advisor hereunder. The Fee shall be exclusive of any other fees which may become payable to the Advisor pursuant to any other agreement among the Advisor and the Company or any Target.

(c)            In addition to the Services, the Company and the Advisor agree that the Advisor shall be retained by the Company as lead financial advisor in connection with the Company’s initial Business Combination, and – if the Company pursues any private placement in connection with such initial Business Combination – as a non-exclusive placement agent for such placement, in each case, on mutually agreeable terms and conditions pursuant to one or more separate engagement letters to be entered into between the parties.

2.             Expenses. At the Closing, the Company shall reimburse the Advisor for all reasonable and documented costs and out-of-pocket expenses incurred by the Advisor (including reasonable and documented fees and disbursements of outside counsel) in connection with the performance of the Services hereunder; provided, however, that such expenses shall not exceed $25,000 in the aggregate without the prior written consent of the Company.

3.             Company Cooperation; Information. (a)The Company will provide full cooperation to the Advisor as may be necessary for the efficient performance by the Advisor of its obligations hereunder, including providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and any Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisor; and using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of any Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or any Target or that might reasonably be considered material to the Advisor’s engagement hereunder.

4.             Representations, Warranties and Covenants. (a)The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5.             Indemnity. The Company shall indemnify the Advisor and its affiliates and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the Fee or any expenses provided for hereunder (each, a “Claim”); (ii) to waive any Claim it may have against the Trust Account in the future as a result of, or arising out of, any Services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee or any expenses provided for hereunder.

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6.             Use of Name and Reports. Without the Advisor’s prior written consent (which may be provided via email), neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to in any public communication (i) the Advisor’s name or (ii) any advice rendered by the Advisor to the Company or any communication from the Advisor, in connection with performance of the Services, except as required by applicable federal or state law, regulation or securities exchange rule. The Company further agrees to include references to the Advisor and the Advisor’s role as lead financial advisor and – if the Company undertakes any private placements in connection with its initial Business Combination --- as a non-exclusive placement agent in its press releases regarding the initial Business Combination and activities related thereto. The Advisor shall have the right to review and approve such press releases prior to publication (such approval not to be unreasonably withheld). The Company agrees that the Advisor may place announcements or advertisements or otherwise publicize the Advisor’s role hereunder, as permitted by applicable law.

7.             Status as Independent Contractor. The Advisor shall perform the Services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.             Potential Conflicts. The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account and the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby, and may provide advisory and other services to one or more actual or potential Targets, investors or other parties to any Business Combination or other transaction entered into by the Company, for which services the Advisor or one or more of its affiliates may be paid fees, including fees conditioned upon the closing of a particular Business Combination or other transaction or transactions. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting any such business.

9.             Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10.           Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when sent via email to each party at its respective address set forth below its signature and received by such party’s online access provider or mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this section.

11.           Successors and Assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and permitted assigns.

12.           Non-Exclusivity. Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

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13.            Applicable Law; Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

IN THE EVENT OF ANY DISPUTE UNDER THIS AGREEMENT, EACH PARTY HERETO AGREES THAT THE DISPUTE SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK UNDER THE ACCELERATED ADJUDICATION PROCEDURES OF THE COMMERCIAL DIVISION. EACH PARTY IRREVOCABLY SUBMITS TO SUCH JURISDICTION, WHICH JURISDICTION SHALL BE EXCLUSIVE. EACH PARTY HEREBY WAIVES ANY OBJECTION TO SUCH EXCLUSIVE JURISDICTION AND THAT SUCH COURTS REPRESENT AN INCONVENIENT FORUM. ANY PROCESS OR SUMMONS TO BE SERVED IN SUCH A DISPUTE UPON A PARTY MAY BE SERVED BY TRANSMITTING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, ADDRESSED TO SUCH PARTY AT THE ADDRESS FOR SUCH PARTY SET FORTH AT THE BEGINNING OF THIS AGREEMENT. SUCH MAILING SHALL BE DEEMED PERSONAL SERVICE AND SHALL BE LEGAL AND BINDING UPON THE PARTY BEING SERVED. THE PARTIES AGREE THAT THE PREVAILING PARTY(IES) IN ANY SUCH ACTION SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY(IES) ALL OF SUCH PREVAILING PARTY’S(IES’) REASONABLE ATTORNEYS’ FEES AND EXPENSES RELATING TO SUCH ACTION OR PROCEEDING AND/OR INCURRED IN CONNECTION WITH THE PREPARATION THEREFOR.

14.            Interpretation. The term “including” shall mean “including, but not limited to”.

15.            Counterparts. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and all of which together shall constitute but one instrument.

[Signature Page Follows]

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If the foregoing correctly sets forth the understanding among the Advisor and the Company with respect to the foregoing, please indicate your agreement by signing in the place provided below, and this letter shall become a binding contract as of the date first set forth above.

CHARDAN CAPITAL MARKETS, LLC

By:	/s/ Shai Gerson
Name: Shai Gerson
Title: Partner, Head of Equity Capital Markets

Agreed and accepted by:

gardiner healthcare acquisitions corp.

By:	/s/ Marc F. Pelletier
Name: Marc F. Pelletier
Title: Chief Executive Officer

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

INDEMNIFICATION

In connection with the Company’s engagement of Chardan Capital Markets, LLC (the “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Gardiner Healthcare Acquisitions Corp. (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless the Advisor and each of its affiliates and the respective directors, officers, employees, shareholders, representatives and agents of any of the foregoing (collectively, the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of stockholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person, in connection with the Company’s engagement of the Advisor, or (B) otherwise relate to or arise out of the Advisor’s activities on the Company’s behalf under the Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of outside counsel) as incurred by such Indemnified Person in connection with investigating, preparing and defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from bad faith, gross negligence or willful misconduct of any Indemnified Person. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisor except for any Claim incurred by the Company as a result of such Indemnified Person’s bad faith, gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with an actual or potential conflict of interest or if the defendant in, or target of, any such Claim includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be actual or potential legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel; provided that any such fees and expenses shall be promptly reimbursed to the Company in the event that the underlying Claim is finally judicially determined to have resulted from bad faith, gross negligence or willful misconduct of any Indemnified Person. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

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In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason (other than a final judicial determination that the underlying Claim resulted from bad faith, gross negligence or willful misconduct of an Indemnified Person), then (whether or not the Advisor is an Indemnified Person) the Company and the Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Advisor, on the other, in connection with the Advisor’ engagement referred to above, subject to the limitation that in no event shall the amount of any the Advisor’s contribution to such Claim exceed the amount of Fee actually received by the Advisor from the Company pursuant to such engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisor, on the other, with respect to the Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders, as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisor is engaged to render services bears to (b) the Fee paid or proposed to be paid to the Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

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